EXHIBIT 99.1

MEDIA CONTACT: Fabia Butler
Community and Public Relations Manager
Bank of Marin
415.763.4529 | fabiabutler@bankofmarin.com

Bank of Marin Announces Retirement of Jan Yanehiro from Board of Directors
Recognized for leadership in media communications

NOVATO, CA - (January 29, 2015) -Bank of Marin Bancorp (NASDAQ: BMRC), parent company of Bank of Marin, has announced the retirement of Jan Yanehiro after 10 years of service on the Company’s Boards of Directors. Yanehiro joined the board in 2004 and has served as a member of the Audit Committee since 2009. She was also a member of the Bank’s Wealth Management and Trust Services Committee and chaired the Community Relations Committee from 2006 to 2008.

Yanehiro is the president of Jan Yanehiro, Inc., a media and marketing strategic planning firm. She currently serves as Director, School of Multi Media Communications, Academy of Art University in San Francisco. Ms. Yanehiro spent fourteen years as co-host of KPIX TV's 'Evening Magazine' program and has been active in entrepreneurial pursuits, including being a founding partner of Fair Advantage, which provides college and career guidance seminars for young women, and a founding partner of Thriving Together, a business that seeks to inspire women in business, transition, family and finance. She received her degree in Journalism from California State University, Fresno, and has co-authored three books.

Ms. Yanehiro is the Board Chair of Jennifer Siebel Newson's The Representation Project, Board member of Kristi Yamaguchi's Always Dream Foundation and the U.S.-Japan Council, based in Washington DC. She is also a Board member for President's Council of California State University, Fresno. Yanehiro is an Advisory Board member of the Professional Business Women of California and has served as a board member of the University of San Francisco Center for the Pacific Rim.

“Jan has been a wonderfully active and energetic board member and has contributed valuable strategic insight and marketing guidance for the Bank,” said Stuart Lum, Chairman of the Board. “We have benefited greatly from her experience in business in the Bay Area and from her commitment as a community volunteer.”
"It's been my honor to serve on the Bank board for more than ten years.  I am confident in the great leadership--both on the Board and in management-and that Bank of Marin will continue with strong growth.  My three children and I will remain proud shareholders," said Yanehiro.

About Bank of Marin Bancorp

Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $1.8 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 20 offices in Marin, San Francisco, Napa, Sonoma and Alameda Counties, Bank of Marin provides Business and Consumer Banking, Commercial Lending and Wealth Management Services. Specializing in providing Legendary Service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, go to www.bankofmarin.com.

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